Exhibit 10.1

LOAN AND SECURITY AGREEMENT
dated as of August 8, 2007

between

BRIDGE BANK, NATIONAL ASSOCIATION (“LENDER”)

and

TELANETIX, INC., a California corporation ("Telanetix"), on the one hand; and

UNION LABOR FORCE ONE LIMITED LIABILITY COMPANY, a New Jersey limited liability company (“ULF”); and

AVS INSTALLATION LIMITED LIABILITY COMPANY, a New Jersey limited liability company (“AVS”) on the other hand.

(Telanetix, ULF AND AVS are collectively referred to herein as “Borrower”)

Borrower and Lender agree as follows:

1.  Definitions and Construction.

1.1  Definitions.  In this Agreement:

"Account Balance" means at any time the aggregate of the Receivable Amounts of all Eligible Receivables at such time.

"Account Debtor" has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guaranty of any Receivable and any issuer of a letter of credit or banker's acceptance assuring payment thereof.

“Adjusted Quick Ratio” means (i) the aggregate of unrestricted cash, maintained with Bridge Bank, unrestricted marketable securities and receivables convertible into cash divided by (ii) total current liabilities including all debt to Bank minus Deferred Revenue.

"Adjustments" means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

"Advance Request" means a writing signed by an authorized representative of Borrower requesting a Revolving Advance, in the form as set forth in Exhibit C attached hereto.

“Affiliate” means a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

 "Agreement" means this Loan and Security Agreement.

"Borrowing Base" means at any time the sum of (i) the Account Balance multiplied by the Receivables Advance Rate minus (ii) reserves as Lender may deem proper and necessary from time to time.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B hereto.

"Collateral" means all of Borrower's rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including the following:  accounts, including health care insurance receivables, chattel paper, inventory, equipment, instruments, including promissory notes, investment property, documents, deposit accounts, letter of credit rights, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles, and supporting obligations.

"Collections" means all payments from or on behalf of an Account Debtor with respect to Receivables.

"Compliance Certificate" means a certificate in the form attached to this Agreement as Exhibit A hereto, by the chief financial officer or other authorized person of Borrower certifying that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

"Default" means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Default Rate” means 5.00 percentage points above the rate effective immediately before the Event of Default.

“Deferred Revenue” is all amounts received or  invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

"Eligible Receivable" means a Receivable that satisfies all of the following:

(a)  the Receivable has been created by Borrower in the ordinary course of Borrower's business and without any obligation on the part of Borrower to render any further performance;

(b)  there are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales;

(c)  the Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise;

(d)  the Receivable is not the obligation of an Account Debtor who has asserted or may assert any counterclaims or offsets against Borrower, including offsets for any "contra accounts" owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower, unless a credit balance is carried on the books of Borrower;

(e)  the Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount;

(f)  Borrower has sent an invoice to the Account Debtor in the amount of the Receivable;

(g)  Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor's obligation to pay the Receivable.  Borrower has taken all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state;

(h)  the Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable;

(i)  the Account Debtor on the Receivable is not any of the following:  (1) an employee, Affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (2) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C.§15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; (3) any person or entity located in a foreign country excepting Canada, unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date;

(j)  the Receivable is not in default.  A Receivable will be considered in default if any of the following occurs: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors);

(k)  the Receivable does not arise from the sale of goods which remain in Borrower's possession or under Borrower's control;

(l)  the Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note;

(m)  the Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 30% of Borrower's aggregate dollar amount of all outstanding Receivables; and

(n)  the Receivable is otherwise acceptable to Lender.

“Equipment” means all equipment and fixtures in which Borrower has an interest.

"Event of Default" has the meaning set forth in Section 7.1.

"Facility Fee" means a fee equal to 1/2% of the Revolving/Total Credit Limit, due upon execution of this Agreement and annually thereafter.  Based on a Total Credit Limit of $1,500,000.00, the Facility Fee shall be $7,500.00.

"Inventory" means and includes all of Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment, arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

"Lender" means Bridge Bank, National Association, and its successors and assigns.

“Non Formula Sublimit” has the meaning set forth in Section 2.1(d) herein.

"Obligations" means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Revolving Advances, Equipment Loans, the Term Loan, fees, interest, expenses, professional fees and attorneys' fees.

"Overadvance" means that the total amount of the Revolving Advances then outstanding (including amounts deemed Revolving Advances under Sections 2.1(e) and (f)) plus the Letters of Credit Outstanding) exceeds the Revolving Credit Limit or the Borrowing Base.

“Permitted Liens” means (i) liens or deposits to secure performance of bids, tenders, contracts (other than contracts for the payment of money), or leases, public or statutory obligations, surety or appeal bonds, or other liens or deposits for purposes of like general nature in the ordinary course of business; (ii) liens for taxes not delinquent and liens for taxes which in good faith are being contested or litigated; (iii) liens created hereunder or any document entered into in connection herewith; (iv) liens created in connection with any other indebtedness of Borrower in existence as of the date hereof that have been disclosed in writing to the Lender; (v) liens created by operation of law not securing the payment of indebtedness for money borrowed or guaranteed, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (vii) purchase money liens for acquisition of furniture, fixtures, equipment or other property, securing up to $100,000.00 per year; (viii) statutory or common law liens to secure landlords, sub-landlords, licensors or sublicensors under leases or rental agreements; (ix) liens resulting from a filing by a lessor with respect to a lease; (x) liens existing on property at the time of its acquisition and the proceeds of such property; (xi) liens on insurance policies and proceeds to secure the financing of the premiums thereunder; and (xii) liens or rights of setoff of a customary nature on bank, brokerage or similar accounts or on negotiable instruments incurred in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

"Prime Rate" means for any day, a variable rate of interest, per annum, most recently published by the Wall Street Journal, as the "prime rate," provided that if such day is not a business day, the Prime Rate for such day shall be such rate on such transactions as so published in the Money Rates Section of the Western Edition of the Wall Street Journal on the next succeeding business day.

"Receivable Amount" means as to any Receivable, the net amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever.

"Receivables" means Borrower's rights to payment arising in the ordinary course of Borrower's business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

"Receivables Advance Rate" means 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

"Revolving Advance" means an advance made by Lender to Borrower pursuant to Section 2.1.

“Revolving Interest Rate” means a per annum rate equal to the Prime Rate plus one percentage point (1%).  After an Event of Default, the outstanding principal balance of the Revolving Advances shall accrue interest at the Default Rate.

"Revolving Credit Limit" means $1,500,000.00.

"Revolving Maturity Date" means two (2) years from the date of this Agreement.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Lender (pursuant to a subordination agreement entered into between Lender, Borrower and the subordinated creditor), on terms acceptable to Lender.

"Termination Date" means the earlier of (i) the date in which all Obligations are indefeasibly paid in full, or (ii) the date on which Lender elects to terminate this Agreement pursuant to the terms herein.

"Total Credit Limit" means $1,500,000.00.

"Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities.

"Unrestricted Assets" means unrestricted, unencumbered marketable securities, cash and cash equivalents.

1.2  Construction:

(a)  In this Agreement:  (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms "include" and "including" are not limiting; (iv) the term "or" has the inclusive meaning represented by the phrase "and/or," (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel.  In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)  Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

2.  The Credit.

2.1  Revolving Loans.

(a)  Revolving Credit Line.  Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Revolving Maturity Date, Lender will make advances (each, a "Revolving Advance") to Borrower not exceeding the Revolving Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Revolving Advance that results in an Overadvance or while any Overadvance is outstanding.  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.  It shall be a condition to each Revolving Advance that (a) all of the representations and warranties set forth in Section 4 are true and correct on the date of such Revolving Advance as though made at and as of each such date except for those which speak of a certain date or changes not constituting an Event of Default and (b) no Default has occurred and is continuing, or would result from such Revolving Advance.

(b)  Advance Requests.  Borrower may request that Lender make a Revolving Advance by delivering to Lender an Advance  Request.  Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request and to rely on the signature on any Advance Request as an authorized signature of Borrower.

(c)  Due Diligence.  Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement.  [Lender may audit Borrower's Receivables and any and all records pertaining to the Collateral, at Lender's sole discretion and at Borrower's expense.]

(d)  Non Formula Sublimit.  Subject to the terms and conditions of this Agreement and as part of the Revolving Credit Limit, Lender hereby agrees to make Revolving Advances to Borrower from time to time not exceeding the amount of One Million Dollars ($1,000,000.00) without reference to the Borrower’s Borrowing Base (the “Non Formula Sublimit”). Amounts borrowed under the Non Formula Sublimit may be repaid and reborrowed during the term of this Agreement.  No Revolving Advance under the Non Formula Sublimit shall be made that results in an Overadvance or while any Overadvance is outstanding.   The aggregate amount of outstanding Revolving Advances, including any and all Revolving Advances under the Non Formula Sublimit together with Revolving Advances made pursuant to the Borrowing Base, shall at no time exceed the Revolving Credit Limit.

(e)  Overadvances.  Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Revolving Advances so that, after giving effect to such payments, no Overadvance exists.

3.  Interest, Fees and Remittances.

3.1  Interest.  Revolving Advances accrue interest on the outstanding principal balance at the Revolving Interest Rate and shall be payable on the tenth day of each month.  After an Event of Default, Obligations accrue interest at the applicable Default Rate. The applicable interest rate increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.

3.2  Fees.

(a)  Facility Fee.  On the date of this Agreement and on each anniversary thereof prior to the termination of this Agreement, Borrower shall pay to Lender the Facility Fee.

(b)           Expenses to Close.  All reasonable out of pocket expenses incurred by Bank in connection with the documenting and closing the loan transaction, including attorneys’ fees and costs, to be paid by Borrower.

3.3  Reporting.  Within 15 days after the end of each month, Lender shall send to Borrower a report covering the transactions for such month, including the amount of interest and other fees and charges.  The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after Lender mails the accounting to Borrower.

3.4  Borrower's Payment.  When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be any one or more of the following in Lender's sole discretion:  (a) in cash immediately upon demand therefor; (b) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in respect of any further Revolving Advances that may be made by Lender; or (c) by any combination of the foregoing as Lender may from time to time choose.

4.  Representations and Warranties. Borrower represents and warrants:

4.1  Receivables.  With respect to each Receivable (except as disclosed to Lender in writing that such Receivable is not an Eligible Receivable):

(a)  it is the owner with legal right to sell, transfer and assign it;

(b)  the correct Receivable Amount has been accurately reported to Lender and is not disputed; and

(c)  Lender has the right to endorse and/or require Borrower to endorse all payments received on Receivables and all proceeds of Collateral.

4.2  Representations and Warranties.  No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

4.3  Formation and Qualification.  Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state or country in which the conduct of its business or its ownership of property requires that it be qualified.

4.4  Authority; No Conflict.  The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower's organizational documents, nor constitutes an Event of Default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound.

4.5  Collateral.  Borrower has good title to the Collateral and all Inventory is in all material respects of good and marketable quality, free from material defects.

4.6  Name; Locations.  Borrower's name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement and Borrower is located at its address for notices set forth in this Agreement.

4.7  Intellectual Property.  If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing (the "Intellectual Property"), such interest has been specifically disclosed and identified to Lender in writing.  All Intellectual Property owned or utilized by Borrower are valid and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such Intellectual Property and Borrower is not aware of any grounds for any challenge.  Each Intellectual Property owned or held by Borrower and all trade secrets used by Borrower consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof.

5.  Covenants.  So long as Borrower owes any Obligation to Lender, Borrower covenants to Lender that Borrower shall observe and perform each and every one of the following:

5.1  Existence.  Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower's business or operations.

5.2  Change in Name.  Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

5.3  Taxes.  Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

5.4  Financial Statements.  Give Lender copies of (i) all of Borrower's consolidated quarterly balance sheets and income statements, Forms 10-K, 10-Q and 8-K (or equivalents) within five days of filing any of the foregoing with the Securities and Exchange Commission, (ii)  annual consolidated financial statements, as soon as available, and in any event within 180 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, an independent certified public accountants acceptable to Lender and (iii) annual consolidated operating projections (including income statements, balance sheets and cash flow statements) for the upcoming fiscal year approved by the Borrower’s board of directors within thirty days prior to the end of each fiscal year of Borrower in form and substance satisfactory to Lender.

5.5  Merger; Sale of Assets.  Not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a "Borrower" under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

5.6  Indebtedness.  Not create, incur, assume, or be liable for any indebtedness other than indebtedness incurred in the ordinary course of business.

5.7  Reports.  Provide to Lender:

(a)  within 20 days after the end of each month the following for such month and the period then ending: an accounts receivable aging report for each of Telanetix, ULF and AVS, together with a Borrowing Base certificate in form and substance acceptable to Lender, on a consolidated basis, as set forth in Exhibit B hereto, setting forth the Eligible Receivables and Receivable Amounts thereof, an accounts payable aging report for each of Telanetix, ULF and AVS, and a deferred revenue report for each of Telanetix, ULF and AVS; however, (i) in the event there are no outstanding Revolving Advances, such reports are waived until such  time that Borrower requests a Revolving Advance and (ii) Borrower shall provide such reports to Bank in a reasonable period of time prior to any new request for a Revolving Advance to permit Bank’s review thereof;

(b)  within 30 days after the end of each month the following for such month and the period then ending: a consolidated balance sheet, income statement, statement of cash flows;  and a Compliance Certificate;

(c)  immediately upon Lender’s request, a written report if payment of any Receivable does not occur by its due date and include the reasons for the delay;

(d)           Notwithstanding the foregoing, Borrower shall not be obligated to provide any information that violates security laws.

5.8  Audit.  Lender shall have the right from time to time hereafter to audit Borrower's Receivables and the Collateral at Borrower's expense.  Such audits shall be conducted every twelve months or as otherwise requested by Lender.

5.9  Accounts.  Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and "control" (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender.

5.10  Insurance.  At all times insure all of the tangible Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower's industry and locations, and Borrower shall provide evidence of such insurance to Lender.  All such insurance policies shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender.  Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its good faith business judgment, provided that no Default or Event of Default has occurred and is continuing.  If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower's expense.  Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.11  Adjustments.  In the event of a breach of Sections 4 or 5, or in the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to Lender's approval, resolve such disputes and advise Lender of any adjustments.  Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property.  If such possession is not taken by Lender, Borrower is to resell it for Lender's account at Borrower's expense with the proceeds made payable to Lender.  While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

5.12  Intellectual Property.  Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business or the value of any Receivable.

5.13  Further Assurances.  Execute any further instruments and take further action as Lender requests to perfect or continue Lender's security interest in the Collateral or to effect the purposes of this Agreement.

5.14  Financial Covenants.  Maintain Borrower's consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending June 30, 2007:

(a)  Adjusted Quick Ratio not at any time less than 1.25 to 1.0.

(b)  Revenues measured on a quarterly basis, commencing with the quarter ending September 30, 2007, to increase at least 10% from the revenue reported for the prior quarter.

5.15  Use of Proceeds.  Not use the proceeds of (i) the Revolving Advances for any other purposes other than working capital;

5.16   Management.  Not make any substantial change in the present executive or management personnel of Borrower.

6.  Security Interest.

6.1  Security Interest in the Collateral.  To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral.  Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender's prior written consent, except for the sale of finished inventory in Borrower's usual course of business.  Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral.  Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and other Collateral.  Borrower shall not grant or permit any lien or security interest in the Collateral or any interest therein.

6.2  Power of Attorney.  Borrower irrevocably appoints Lender and its successors and assigns as Borrower's true and lawful attorney in fact, and authorizes Lender: (a) upon the occurrence of an Event of Default, to (i) sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Collateral; (ii) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Collateral, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender's name or Borrower's name, as Lender may choose; and (iii) prepare, file and sign Borrower's name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics' lien or similar document with respect to the Collateral; (b) after an Event of Default to (i) notify all Account Debtors with the with respect to Receivables to pay Lender  directly, (ii) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; and (iii) endorse Borrower's name on any checks or other forms of payment on the Receivables; and (c) whether or not there has been an Event of Default, (iv) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender's interests in the Receivables and Collateral; (v) debit Borrower's checking account  maintained with Lender for any and all Obligations due under this Agreement; and (vi) do all acts and things necessary or expedient, in furtherance of any such purposes.  Upon the occurrence and continuation of an Event of Default, Lender shall have all the rights set forth in this Section 6.2.

7.  Default and Remedies.

7.1  Events of Default.  The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)  Failure to Pay.  Borrower fails to make a payment under this Agreement when due and such default continues for three or more days.

(b)  Lien Priority.  Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.

(c)  False Information.  Borrower (or any guarantor) has given Lender false or misleading information or representations.

(d)  Bankruptcy.  Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(e)  Receivers.  A receiver or similar official is appointed for a substantial portion of Borrower's (or any guarantor's) business, or the business is terminated.

(f)  Judgments.  Any judgments or arbitration awards in an amount greater than $100,000.00 are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration.

(g)  Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or Lender determines that it is insecure for any other reason.

(h)  Cross-default.  Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower's related entities or Affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower's related entities or Affiliates has guaranteed.

(i)  Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(j)  Other Agreements.  Borrower or any of Borrower's related entities or Affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower or any of Borrower's related entities or Affiliates has with Lender or any affiliate of Lender.

(k)  Other Breach Under Agreement.  Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

(l)  Change of Control.  Stuart Rogers, Thomas Szabo, Robert Alford and Robert Arnold collectively cease to own and control, directly or indirectly, thirty percent (30%) of the capital ownership of the Telanetix, or Telanetix materially changes its ownership of AVS or ULF.

7.2  Remedies.  Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Revolving Advances, or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Sections 7.1(d) or (e), automatically and without notice or demand, due and payable in full; (3) Lender may notify Account Debtors that the underlying Receivables have been assigned to Lender and that payment thereof is to be made to the order of Lender and sent directly to Lender, and (4) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 6.2 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner.

8.  Accrual of Interest.  If any amount owed by Borrower hereunder is not paid when due, including, without limitation, amounts due under Section 3.2, Overadvances, amounts due under Section 9, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the per annum rate of the Revolving Interest Rate until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.  All interest hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.

9.  Fees, Costs and Expenses; Indemnification.  Borrower will pay to Lender upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the other Collateral, any Account Debtor, or any guarantor.  Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

10.  Integration, Severability, Waiver, and Choice of Law.  This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them.  In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect.  Lender retains all of its rights, even if it makes an advance after a default.  If Lender waives a default, it may enforce a later default.  Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.   THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

11.  Notices.  All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, or electronic means.

12.  Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THE OBLIGATIONS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY OBLIGATION, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.

13.  Reference Provision.  The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver set forth above, but the California Supreme Court has held that pre-dispute Jury Trial Waivers not authorized by statute are unenforceable. This Reference Provision will be applicable unless: (i) the California Supreme Court holds that a pre-dispute Jury Trial Waiver provision similar to that set forth above is valid or enforceable; (ii) the California Legislature enacts a statute which becomes law, authorizing pre-dispute Jury Trial Waivers of the type set forth above and, as a result, such waivers become enforceable, or (iii) the Jury Trial Waiver set forth above is otherwise determined to be enforceable.

13.1  Other than (i) nonjudicial foreclosure of security interests in real or personal property,  (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”)

13.2  The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties.  If the parties do not agree, the referee shall be selected by the presiding judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  The referee shall be appointed to sit with all the powers provided by law.  Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

13.3  The parties agree that time is of the essence in conducting the reference proceedings.  Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within 15 days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within 90 days after the date of the conference and (c) report a statement of decision within 20 days after the matter has been submitted for decision.

13.4  The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven days written notice, and all other discovery shall be responded to within 15 days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.5  Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

13.6  The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication.  The referee shall issue a decision and pursuant to CCP Section 644.  The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court.  The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.7  If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act, CCP Sections 1280 through 1294.2.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.8  THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

14.  Term and Termination.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Termination Date. Upon the Termination Date, the unpaid balance of the Obligations shall be due and payable without demand or notice. Notwithstanding any of the foregoing, the obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 9 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

15.  Other Agreements.

15.1  Security Agreements.  Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement.  An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its affiliates;

15.2  Publicity.  Subject to approval of Borrower, which shall not be unreasonably withheld, Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower's behalf.  Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

16.  General Provisions

16.1  Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights under it without Lender's prior written consent which may be granted or withheld in Lender's discretion.  Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender's obligations, rights and benefits under this Agreement.

16.2  Time of Essence.  Time is of the essence for the performance of all obligations in this Agreement.

16.3  Amendments in Writing, Integration.  All amendments to this Agreement must be in writing and signed by Borrower and Lender; provided, that, any amendment to correct typographical, grammar or similar errors shall be made pursuant to a letter from the Lender to the Borrower.  This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

16.4  Counterparts.  This Agreement may be executed in any number of counterparts  and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

16.5  Survival.  All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding.  The obligations of Borrower in Section 9 to indemnify Lender will survive until all statutes of limitations for actions that may be brought against Lender have run.

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IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:	LENDER:
TELANETIX, INC., a California corporation By Name: Title:	BRIDGE BANK, NATIONAL ASSOCIATION By Name: Title:
UNION LABOR FORCE ONE LIMITED LIABILITY COMPANY, a New Jersey Limited Liability Company, By: Telanetix, Inc., its sole member By Name: Title:
AVS INSTALLATION LIMITED LIABILITY COMPANY, a New Jersey Limited Liability Company, By: Telanetix, Inc., its sole member By Name: Title:
Address for Notices: 6197 Cornerstone Ct. E, Suite 108 San Diego, CA 92121 Attn: Mr. Rick Ono Tel: (858) 362-2250 Fax: (858) _________	Address for Notices: 55 Almaden Boulevard San Jose, CA 95113 Fax: (408) 423-8510